Exhibit 99.1

November 20, 2013

FutureFuel Corp. Declares Special Dividend for 2013 and Quarterly Dividend Program for 2014

CLAYTON, Mo. (November 20, 2013) – FutureFuel Corp. (NYSE: FF), a manufacturer of custom and performance chemicals and biofuels, today announced that it had declared a special cash dividend of U.S. $0.25 per share on its common stock, with a record date of December 2, 2013 and a payment date of December 16, 2013 to be made concurrently with its previously announced regular quarterly dividend of $0.11 per share for a total cash dividend of $0.36 on the December 2, 2013 record date and December 16, 2013 payment date.

Additionally, FutureFuel announced its 2014 quarterly dividend program, declaring normal quarterly dividends of U.S. $0.12 per share, with record dates of March 3, 2014, June 2, 2014, September 2, 2014 and December 1, 2014, and payment dates of March 14, 2014, June 13, 2014, September 12, 2014 and December 12, 2014, respectively.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products and biobased products comprised of biofuels and biobased specialty chemical products. In its chemicals business, it manufactures specialty chemicals for specific customers (custom manufacturing) as well as multi-customer specialty chemicals (performance chemicals). Its custom manufacturing product portfolio includes a bleach activator for a major detergent manufacturer, a proprietary herbicide and intermediates for a major life sciences company, and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company. The performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications. In its biofuels segment, the company predominantly produces biodiesel. Visit www.futurefuelcorporation.com for more information on FutureFuel.

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